Exhibit 32.1

Statement of Chief Executive Officer

Pursuant to Section 1350 of Title 18 of the United States Code

Pursuant to Section 1350 of Title 18 of the United States Code, the undersigned, Dr. Amit Kumar, the Chairman, President and Chief Executive Officer of Anixa Biosciences, Inc., hereby certifies that:

1.	The Company’s Form 10-Q Quarterly Report for the period ended April 30, 2021 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ Dr. Amit Kumar
Dr. Amit Kumar
Chairman, President and
Chief Executive Officer
June 10, 2021		(Principal Executive Officer)